Exhibit 99.1

PRESS RELEASE

TRIAD GUARANTY CHAIRMAN ADOPTS RULE 10b5-1 PLAN

WINSTON-SALEM, N.C. – December 15, 2008 – Triad Guaranty Inc. (NASDAQ (GS): TGIC) announced today that William T. Ratliff, III, Chairman of the Company’s Board of Directors, established a pre-arranged stock trading plan, in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. Rule 10b5-1 permits, among other things, individuals who are not in possession of material, non-public information at the time the plan is adopted to establish pre-arranged plans to buy or sell company stock.

Mr. Ratliff has authorized the sale of up to 42,250 shares of the Company’s common stock. The plan remains in effect until the earlier of the completion of the sale of 42,250 shares, or until November 17, 2009.

As of the date of this press release, Mr. Ratliff currently has beneficial ownership of 3,294,622 shares of the Company’s common stock, or approximately 21.8% of the total shares outstanding. If all common stock eligible for sale under the plan is sold, Mr. Ratliff will still beneficially own approximately 21.5% of the Company’s current outstanding common stock.

In adopting his plan, Mr. Ratliff advised the Company that his decision to sell a small portion of his shares was to facilitate personal financial and tax planning.

Any transactions under the Rule 10b5-1 plan will be disclosed through Form 144 and Form 4 filings with the Securities and Exchange Commission.

About Triad Guaranty Insurance Corporation

Triad Guaranty Inc.'s wholly owned subsidiary, Triad Guaranty Insurance Corporation, is a nationwide mortgage insurer pursuing a voluntary run-off of its existing in-force book of business. For more information, please visit the company's web site at www.triadguaranty.com

Certain of the statements contained in this release are "forward-looking statements" and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include estimates and assumptions related to economic, competitive, regulatory, operational and legislative developments. These forward-looking statements are subject to change, uncertainty and circumstances that are, in many instances, beyond our control and they have been made based upon our current expectations and beliefs concerning future developments and their potential effect on us. Actual developments and their results could differ materially from those expected by us, depending on the outcome of a number of factors, including our ability to complete the run-off of our existing in-force book of business, the possibility of general economic and business conditions that are different than anticipated, legislative, regulatory and other similar developments, the appointment of FHFA as the conservator of Fannie Mae and Freddie Mac, our ability to satisfy the continued listing requirements of the NASDAQ stock market, changes in interest rates, the housing market, the mortgage industry and the stock market, as well as the factors described under "Risk Factors" and under "Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995" in our Annual Report on Form 10-K for the year ended December 31, 2007 and in other reports and statements that we file with the Securities and Exchange Commission. Forward-looking statements are based upon our current expectations and beliefs concerning future events and we undertake no obligation to update or revise any forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made.

SOURCE:	Triad Guaranty Inc.

CONTACT:	Bob Ogburn, Vice President and Treasurer, Triad Guaranty Inc.,

336-723-1282, ext. 1167 or bogburn@tgic.com

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